 Exhibit 99.2

PIONEER POWER SOLUTIONS, INC.
Unaudited Pro Forma Financial Information

Basis of Presentation

On July 1, 2011, 7834080 Canada Inc. (the “Purchaser”), an indirect wholly-owned subsidiary of Pioneer Power Solutions, Inc. (“Pioneer” or the “Company”), completed its acquisition of all of the capital shares of Bemag Transformer Inc. (the “Acquisition”).  Pursuant to the Share Purchase Agreement (the “Purchase Agreement”), dated as of May 13, 2011, among the Purchaser and Fiducie Familiale Mazoyer, Bon-Ange Inc. and Gilles Mazoyer (the “Sellers”), as amended on June 30, 2011, the owners of all of the capital shares of Bemag Transformer Inc. (“Bemag”), the Purchaser acquired all capital shares of Bemag for CDN $6,391,087. The acquisition was subject to a post-closing purchase price adjustment  which resulted in CDN $382,320 being returned to the Purchaser during the fourth quarter of 2011. As a result of the acquisition, Bemag is now a wholly-owned subsidiary of the Purchaser.

As conditions to the closing of the Purchase Agreement, Bemag entered into a license agreement with Mr. Mazoyer for a license for certain automated production technology and a lease agreement with Mr. Mazoyer for certain manufacturing and office space for use by Bemag.

In addition, on July 1, 2011 the Purchaser also entered into an Equipment Purchase Agreement (the “Equipment Agreement”) with Vermont Transformers, Inc., GCEFF Inc. and Gilles Mazoyer, pursuant to which the Purchaser acquired, on such date, all of the equipment used by Vermont Transformers, Inc. in the operation of its business in exchange for $1,600,000. For accounting purposes the transaction was treated as a purchase of assets and therefore has been excluded from the following presentation of the Company’s unaudited pro forma financial information.

The following unaudited pro forma consolidated financial statements have been prepared to give effect to the Acquisition. The unaudited pro forma consolidated statement of earnings for the six month period ended June 30, 2011 gives effect to the Acquisition as if it had occurred on January 1, 2011 and was derived from the unaudited interim financial statements of Pioneer and Bemag as of and for the six month period ended June 30, 2011. The unaudited pro forma consolidated statement of earnings for the year ended December 31, 2010 gives effect to the Acquisition as if it had occurred on January 1, 2010 and is derived from the audited financial statements of Pioneer together with the unaudited internal financial statements of Bemag as of and for the year ended December 31, 2010.

The Acquisition was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 of the unaudited pro forma consolidated financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition, based on their estimated fair values as of the effective date of the Acquisition.  Goodwill arising from the Acquisition has been determined as the excess of the purchase price over the net of the amounts assigned to acquired assets and liabilities assumed. The unaudited pro forma consolidated statements of earnings also include certain acquisition accounting adjustments that are expected to have a continuing impact on the combined results.

The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The final purchase price allocation is dependent upon the completion of the valuation of Bemag’s assets acquired and liabilities assumed, which must be completed no later than during the second fiscal quarter ending June 30, 2012. The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in the pro forma unaudited consolidated financial statements, although these amounts represent management’s best estimates as of the date of this document.

The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from any operational integration of the two companies, as management considers the actions it has and will undertake with respect to such integration to be prospective in nature and not applicable for the purpose of preparing pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or that actually would have been realized had Pioneer and Bemag been a combined company during the periods presented. The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with Pioneer’s audited consolidated financial statements, including the notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 31, 2011, and its Quarterly Report on Form 10-Q for the six month period ended June 30, 2011, filed with the Securities and Exchange Commission on August 15, 2011, as well as Bemag’s audited financial statements, including the notes thereto, included in this Form 8-K/A.

Pioneer Power Solutions, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2011
(In thousands)

	Pioneer	Bemag			Pro Forma
	Power	Transformer	Pro Forma		Consolidated
	Solutions, Inc.	Inc.	Adjustments		Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$14,097	$-	$(9,061)	(a)	$5,036
Accounts receivable	5,604	3,047	(177)	(b)	8,474
Inventories	9,150	3,332	(430)	(b)	12,051
Income taxes receivable	1,130	180			1,311
Deferred income taxes	245	3	172	(c)	421
Prepaid expenses and other current assets	1,029	30			1,059
Total current assets	31,255	6,592			28,352
Property, plant and equipment	5,281	1,874	1,614	(d)	8,769
Noncurrent deferred income taxes	1,525	-			1,525
Intangible assets	4,328	-	1,481	(e)	5,809
Goodwill	5,534	-	1,496	(f)	7,030
Total Assets	47,923	8,466			51,484

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Bank overdrafts	1,459	545			2,004
Accounts payable and accrued liabilities	8,344	1,886	77	(g)	10,307
Current maturities of long-term debt and capital lease obligations	8,150	1,813	(1,813)	(a)	8,150
Income taxes payable	166	14			180
Current portion of deferred income tax liability	-	-			-
Total current liabilities	18,119	4,258			20,642
Long-term debt and capital lease obligations	9,912	987	(987)	(a)	9,912
Pension deficit	308	-			308
Noncurrent deferred income taxes	2,252	237	879	(c)	3,368
Deferred credit	700	-			700
Retractable shares	-	0	(0)	(h)	-
Total liabilities	31,291	5,482			34,930

Shareholders' Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	0	(0)	(i)	-
Common stock, par value $0.001; 30,000,000 shares authorized;
5,907,255 shares issued and outstanding	6	0	(0)	(i)	6
Additional paid-in capital	7,666	256	(256)	(i)	7,666
Accumulated other comprehensive income (loss)	(78)	-			(78)
Retained earnings	9,038	2,728	(2,728)	(i)	8,961
			(77)	(g)
Total shareholders' equity	16,632	2,984			16,555
Total liabilities and shareholders' equity	$47,923	$8,466			$51,484

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
Amounts may not foot due to rounding.

Pioneer Power Solutions, Inc.
Unaudited Pro Forma Consolidated Statement of Earnings
For the Six Month Period Ended June 30, 2011
(In thousands, except per share data)

					Pro Forma
	Pioneer	Bemag			Consolidated
	Power	Transformer	Pro Forma		Statement
	Solutions, Inc.	Inc.	Adjustments		of Earnings

Revenues	$32,138	$8,166			$40,304
Cost of goods sold	24,265	6,519	55	(j)	30,839
Gross profit	7,873	1,646			9,465

Operating expenses
Selling, general and administrative	5,096	1,485	11	(k)	6,589
			(38)	(l)
			36	(m)
Foreign exchange (gain) loss	(12)	(24)			(36)
Total operating expenses	5,083	1,461			6,553
Operating income	2,790	186			2,912
Interest and bank charges	221	78	48	(n)	347
Other expense (income)	441	0			441
Earnings from continuing operations before income taxes	2,128	108			2,123
Provision for income taxes	528	65	(2)	(o)	590
Earnings from continuing operations	1,599	43			1,533
Earnings (loss) from discontinued operations, net of income taxes	(412)	-			(412)
Net earnings (loss)	$1,188	$43			$1,122

Earnings from continuing operations per share:
Basic	$0.27	-			$0.26
Diluted	$0.27	-			$0.26

Weighted average common shares outstanding:
Basic	5,907	-			5,907
Diluted	5,968	-			5,968

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
Amounts may not foot due to rounding.

Pioneer Power Solutions, Inc.
Unaudited Pro Forma Consolidated Statement of Earnings
For the Year Ended December 31, 2010
(In thousands, except per share data)

					Pro Forma
	Pioneer	Bemag			Consolidated
	Power	Transformer	Pro Forma		Statement
	Solutions, Inc.	Inc.	Adjustments		of Earnings

Revenues	$47,236	$13,923			$61,159
Cost of goods sold	35,637	11,259	156	(j)	47,053
Gross profit	11,599	2,664			14,106

Operating expenses
Selling, general and administrative	7,635	2,172	20	(k)	9,827
			(59)	(l)	(59)
			68	(m)	68
Foreign exchange (gain) loss	(133)	48			(85)
	7,503	2,219			9,751
Operating Income	4,097	445			4,355
Interest and bank charges	183	120	120	(n)	422
Other expense (income)	353	-			353
Earnings from continuing operations before income taxes	3,561	325			3,580
Provision for income taxes	327	84	104	(o)	515
Earnings from continuing operations	3,234	241			3,065
Earnings (loss) from discontinued operations, net of income taxes	(288)	-			(288)
Net earnings (loss)	$2,946	$241			$2,777

Earnings from continuing operations per share:
Basic	$0.55	-			$0.52
Diluted	$0.55	-			$0.52

Weighted average common shares outstanding
Basic	5,872	-			5,872
Diluted	5,931	-			5,931

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.
Amounts may not foot due to rounding.

Pioneer Power Solutions, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements
For the Six Month Period Ended June 30, 2011 and for the Year Ended December 31, 2011

1.	Preliminary Purchase Price Allocation

On July 1, 2011, Pioneer completed the Acquisition. The unaudited pro forma consolidated financial statements reflect the total estimated purchase price for Bemag of approximately $9.1 million, which consists of the following (in thousands of U.S. dollars):

Purchase Price
Cash	$6,231
Debt repaid at closing	2,830
Total consideration	$9,061

Under the acquisition method of accounting, the total estimated purchase price is allocated to Bemag’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of June 30, 2011, the day before the effective date of the Acquisition. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands of U.S. dollars):

Preliminary Purchase Price Allocation
Cash and cash equivalents	$0
Accounts receivable	2,870
Inventory	2,901
Prepaid expenses	30
Deferred income taxes	3
Income taxes receivable	181
Property and equipment	3,488
Accounts payable and accrued liabilities	(2,683)
Deferred tax liabilities	(707)
Net tangible assets acquired	6,084
Intangible assets acquired	1,481
Goodwill	1,496
Total purchase price	$9,061

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.

Identifiable intangible assets having finite lives arising from the Acquisition are valued at $0.9 million and will be amortized on a straight-line basis with a weighted average remaining useful life of 13.5 years.  None of the definite-lived intangible assets acquired are deductible for tax purposes. The excess of the purchase price over the aggregate fair values, which was $1.5 million, was recorded as goodwill.  Goodwill has an indefinite life, is not subject to amortization and is not deductible for tax purposes. Goodwill arising from the Acquisition will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

2.	Pro Forma Adjustments

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

(a)	To reflect payment of purchase price for Bemag's capital stock ($6,231) and cash used to refinance Bemag's outstanding indebtedness at closing ($2,830).
(b)	To reflect the fair value of accounts receivable and inventory acquired in the Acquisition.
(c)	To reflect deferred tax assets and liabilities arising out of the difference between the carrying value and fair value of Bemag's tangible and intangible assets.
(d)	To reflect the fair value of property and equipment acquired in the Acquisition.
(e)
To reflect the fair value of intangible assets acquired in the Acquisition consisting of the estimated value of customer relationships ($0.9 million), acquired industry product certifications ($0.3 million), acquired trademarks ($0.3 million), and a non-competition agreement (<$0.1 million).

(f)	To reflect the fair value of acquired goodwill as if the Acquisition occurred on June 30, 2011.
(g)	To reflect additional transaction costs resulting from the Acquisition, including prepayment penalties on debt.
(h)	To reflect the cancellation of 200 Class C retractable shares having a liquidation preference of $0.10 per share in conjunction with the Acquisition.
(i)	To eliminate Bemag’s historical capital stock, additional paid-in capital and retained earnings balances.
(j)
To reflect (1) incremental depreciation expense as a result of the write-up in the fair value of manufacturing property and equipment, and (2) the write-up of inventory acquired in the Acquisition to its fair value.

(k)
To reflect the net effect of incremental compensation agreed to be paid to existing and new employees of Bemag upon the Acquisition, offset by the discontinuation of certain operating activitites and the termination of employees related to such activities.

(l)	To reflect reduced depreciation expense as a result of the write-down in the fair value of administrative fixed assets acquired.
(m)	To reflect pro forma amortization expense related to the intangible assets acquired in the Acquisition.
(n)	To reflect incremental interest expense as a result of the financing obtained to complete the Acquisition.
(o)
To reflect the net change in provision for income taxes resulting from increased deductible interest expense, offset by a higher corporate tax rate for Bemag following the Acquisition (prior to the Acquisition Bemag was subject to a lower rate as a Canadian controlled private corporation).